EXHIBIT 99.1

Citizens South Banking Corporation Added to the Russell Microcap(R) Index

GASTONIA, N.C., July 7, 2011 (GLOBE NEWSWIRE) -- Citizens South Banking Corporation (Nasdaq:CSBC), the parent company of Citizens South Bank, announced today that it was added to the Russell Microcap® Index. Russell Investments determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. Membership in the Russell Microcap® Index remains in place for one year and means automatic inclusion in the appropriate growth and value style indexes.

"We are pleased to be included among the well-respected companies in this index and are encouraged that our strategic initiatives have earned us this recognition," commented Kim S. Price, President and CEO. "The inclusion of Citizens South Banking Corporation in the Russell Microcap® Index  will expose our company and its stock to a wider audience of institutional investors which we believe will ultimately benefit our long-term shareholders."

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.9 trillion in institutional assets currently are benchmarked to them.

Annual reconstitution of Russell indexes captures the 4,000 largest U.S. stocks, as of the end of May, ranking them by total market capitalization to create the Russell 3000® Index and Russell Microcap® Index. These investment tools originated from Russell's multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

More information on the Russell Microcap® Index and other Russell indexes, including daily returns, is available at http://www.russell.com/Indexes/data/default.asp.

About Russell Investments

Russell Investments provides strategic advice, world-class implementation, state-of-the-art performance benchmarks and a range of institutional-quality investment products. Russell Investments had more than $161 billion in assets under management at March 31, 2011, and serves individual, institutional and advisor clients in more than 35 countries. Founded in 1936, Russell Investments is a subsidiary of The Northwestern Mutual Life Insurance Company.

About Citizens South Banking Corporation

Citizens South Banking Corporation is the holding company for Citizens South Bank. Shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol "CSBC". Citizens South Bank was founded in 1904 and is headquartered in Gastonia, NC. The Bank is an Equal Housing Lender and its deposits are FDIC-insured up to applicable regulatory limits. As of March 31, 2011, the Company had $1.0 billion in assets with 21 full-service offices in the Charlotte and north Georgia regions. The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company's filings with the SEC.

The Citizens South Banking Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7099

CONTACT: Kim S. Price, President/CEO
         (704) 884-2260
         Kim.Price@citizenssouth.com